                                                                      Exhibit 11
                                                                      ----------



                             OCEAN FINANCIAL CORP.
                             ---------------------

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
             -----------------------------------------------------

                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                   ------------------------------------------

                (dollars in thousands, except per share amounts)
                ------------------------------------------------

                                                           Three Months Ended
                                                         ----------------------
                                                                 March 31
                                                         ----------------------
                                                             1997       1996
                                                           --------   --------
Net income                                               $    3,389      2,411
                                                          =========      =====

Weighted average shares outstanding:
 Weighted average shares issued                           9,059,124         -
 Less: Unallocated shares held by the ESOP                 (615,314)        -
 Plus: ESOP shares released or committed
        to be released during the fiscal year                 8,922         -
                                                          ---------      -----

       Weighted average shares outstanding                8,452,732       N/A
                                                          =========      =====

Earnings per share                                       $      .40       N/A
                                                          =========      =====
